CONSULTING GROUP CAPITAL MARKETS FUNDS
                 INVESTMENT MANAGEMENT AGREEMENT


                                                 December 1, 2005


The Consulting Group, A Division Of
  Citigroup Investment Advisory Services Inc.
Attention: Norman E. Nabhan
388 Greenwich Street, 18th Floor
New York, New York 10013

Dear Sirs:

     Consulting Group Capital Markets Funds (the "Trust"), a business trust formed under the laws of The Commonwealth of Massachusetts, confirms its agreement with the Consulting Group (the "Manager"), a division of Citigroup Investment Advisory Services Inc., with respect to the Manager's serving as investment manager of the Trust as set forth below.

Section 1.     Investment Description; Appointment

     The Trust desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in its Master Trust Agreement dated April 12, 1991, as amended from time to time (the "Trust Agreement"), in the prospectus (the "Prospectus") and in the statement of additional information (the "Statement of Additional Information") filed with the Securities and Exchange Commission (the "SEC") as part of the Trust's Registration Statement on Form N-1A, as amended from time to time (the "Registration Statement") and in the manner and to the extent as may from time to time be approved in the manner set forth in the Trust Agreement. Copies of the Trust's Prospectus, the Statement of Additional Information and the Trust Agreement have been or will be submitted to the Manager. The Trust desires to employ and hereby appoints the Manager to act as its investment manager. The Manager accepts the appointment and agrees to furnish the services described in Section 2 of this Agreement for the compensation set forth in Section 6 of, and Appendix I to, this Agreement.

Section 2.     Services as Manager; Appointment of Advisers

     (a)  Subject to the supervision and direction of the Trust's
Board of Trustees, the Manager shall provide such services reasonably requested by the Trust, including but not limited to the following:

           (i) monitoring and supervising the services provided to the Trust by its administrator (the "Administrator") pursuant to a separate agreement between the Trust and the Administrator, a copy of which has been or will be submitted to the Manager; and

(ii) providing to the Trust investment management evaluation services principally by performing initial due diligence on prospective investment advisers ("Advisers") for each existing series of its shares of beneficial interest and any series or class which the Trust may offer from time to time in the future (each, a "Portfolio"), thereafter monitoring and supervising
Adviser performance through quantitative and qualitative analysis as well as periodic in-person, telephonic and written consultations with Advisers and considering and approving investments and use of certain investment strategies when the Trust requests review and consideration of such matters by the Manager. The Manager will be responsible for communicating performance expectations and evaluations to Advisers and ultimately recommending to the Board of Trustees of the Trust whether Advisers' contracts should be renewed, modified or terminated. The Manager will provide written reports to the Board of Trustees regarding the results of its evaluation and monitoring functions. The Manager will also be responsible for conducting all operations of the Trust except those operations contracted to the Advisers, custodian, transfer agent and Administrator.
     (b) The Manager will, at its own expenses, maintain sufficient staff, employ or retain sufficient personnel, and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this Agreement.

Section 3.     Brokerage

     The Manager is authorized to permit the Advisers to execute portfolio transactions for the Trust. In executing transactions and selecting brokers or dealers, each Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Trust and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

Section 4.     Information Provided to the Trust

     The Manager will keep the Trust informed of developments materially affecting the Portfolios and, in addition to providing the Trust with whatever statistical or other information the Trust may reasonably request with respect to its investments, the Manager will, on its own initiative, furnish the Trust from time to time with whatever information the Manager believes is appropriate for this purpose.

Section 5.     Standard of Care

     The Manager shall exercise its best judgment in rendering the services provided by it under this Agreement. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Trust or to holders of the Trust's shares of beneficial interest to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement.

Section 6.     Compensation

     (a) In consideration of services rendered pursuant to this Agreement, each of the Trust's Portfolios will accrue daily and pay monthly a fee at the annual rate applied to the value of that Portfolio's average daily net assets as set forth in the schedule attached hereto as Appendix I.

(b) The fee for the period from the commencement of investment operations of a Portfolio to the end of the month during which investment operations commence will be prorated according to the proportion that such period bears to the full monthly period, and will be payable that month. Upon any termination of this Agreement with respect to a Portfolio before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement.
(c) For the purpose of determining fees payable to the Manager under this Agreement, the value of the Trust's net assets will be computed in the manner described in the Trust's current Prospectus and/or Statement of Additional Information.
Section 7.     Costs and Expenses

     The Manager will bear all expenses in connection with the performance of its services under this Agreement, including the payment of salaries of all officers and employees who are employed by it and the Trust as well as the payment of the fees of the Advisers.

Section 8.     Reimbursement to the Trust

     If, in any fiscal year of the Trust, the aggregate expenses of the Trust (including fees pursuant to this agreement and the Trust's Administration Agreement with the Administrator, but excluding interest, taxes, brokerage, fees, and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Trust, the Manager will reimburse the Trust to the extent required by state law in the same proportion as its fees bear to the combined fees paid by the Trust for investment management and administration. The Manager's expense reimbursement obligation will be limited to the amount of its fees received pursuant to this Agreement. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

Section 9.     Services to Other Companies or Accounts

     The Trust understands that the Manager and the Advisers may act as investment managers or advisers to fiduciary and other managed accounts, including other investment companies, and the Trust has no objection to the Manager's and Advisers' so acting, provided that whenever the Trust and one or more other accounts advised by an Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each account or company. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Trust. In addition, the Trust understands and acknowledges that the persons employed by the Manager to assist in the performance of the Manager's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of any kind or nature.

Section 10.    Term of Agreement

     (a) This Agreement will become effective as of the date first written above ("Effective Date"), and shall continue for an
initial  term of two years from the Effective Date.   Thereafter,
this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trust's Board of Trustees or (ii) a vote of a "majority" of the Trust's outstanding voting securities (as defined in the Investment Company Act of 1940, as amended (the "Act")), provided that in either event the continuance is also approved by a majority of Trustees who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement is terminable, without penalty, on 60 days' written notice, by the Trust's Trustees or by vote of holders of a majority of the Trust's outstanding voting securities, or upon 90 days' written notice, by the Manager.
(c) This Agreement will terminate automatically in the event of its assignment (as defined in the Act or in rules adopted under the Act).
Section 11.    Filing of Trust Agreement

     The Trust represents that a copy of the Trust Agreement is on file with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk.

Section 12.    Limitation of Liability

     The Manager is hereby expressly put on notice of the limitation of trustee and shareholder liability as set forth in the Trust Agreement, and the Manager agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets. The Manager agrees that any creditor of any Portfolio may look only to the assets of that Portfolio to satisfy such creditor's debt. The Manager agrees that the Manager shall not seek satisfaction of any such obligation from the holders of the Trust's shares, nor from the Trustees of the Trust.

Section 13.    Miscellaneous

(a) This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Investment Advisers Act of 1940, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

(b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
(d) Nothing herein shall be construed as constituting the Manager as an agent of the Trust.











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     If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                              Very truly yours,


                              CONSULTING GROUP CAPITAL MARKETS
                              FUNDS


                              By:
                                  Name:
                                  Title:


Accepted:


THE CONSULTING GROUP, A DIVISION OF
CITIGROUP INVESTMENT ADVISORY SERVICES INC.



By:
        Name:
   Title:


                           APPENDIX I


    PORTFOLIOS OF THE CONSULTING GROUP CAPITAL MARKETS FUNDS




                                                     Manager's
                                                      Rate Of
                                                       Fee in
                                                     Accordance
                                                    With Section
                                                      6 of The
                                                     Agreement

     Government Money Investments                       .15%
     Core Fixed Income Investments                      .40%
     Municipal Bond Investments                         .40%
     Large Capitalization Value Equity Investments      .60%
     Small Capitalization Value Equity Investments      .80%
     Large Capitalization Growth Investments            .60%
     Small Capitalization Growth Investments            .80%
     International Equity Investments                   .70%
     International Fixed Income Investments             .50%
     Emerging Markets Equity Investments                .90%
     High Yield Investments                             .70%